                                                                EXHIBIT 99(8)(f)


American General Life Insurance Company
2727-A Allen Parkway
Houston, Texas 77019

Ladies and Gentlemen:

This letter amends and supersedes the letter agreement dated April 1, 1998 between SAFECO Asset Management Company ("SAM") and American General Life Insurance Company ("AGL") concerning certain administrative services to be provided by AGL on a sub-administration basis with respect to certain series of the SAFECO Resource Series Trust (the "Fund") in connection with the Participation Agreement between AGL, American General Securities Incorporated, the Fund, and SAFECO Securities, Inc. (the "Participation Agreement"). Capitalized terms not defined herein shall have the meanings ascribed to them in the Participation Agreement.

1. Administrative Services and Expenses. AGL shall be responsible for administrative services for purchasers of Policies and for the Separate Accounts named in Schedule B attached hereto and made a part hereof and which invest in the Series pursuant to the Participation Agreement. Administrative services for the Series in which the Separate Accounts invest, and for purchasers of shares of the Series, are the responsibility of the Fund.

     AGL has agreed to assist SAM, as SAM may request from time to time, with the provision of administrative services ("Administrative Services") to the Series, on a sub-administration basis, as they may relate to the investment in the Series by the Separate Accounts. It is anticipated that Administrative Services may include (but shall not be limited to) the printing and mailing of informational materials to owners of the Policies supported by the Separate Accounts with allocations to the Series; the provision of various reports for the Fund and for submission to the Fund's Board of Trustees; the provision of shareholder support services with respect to the Series; and the services listed on Schedule A attached hereto and made a part hereof.

2. Administrative Expense Payments. In consideration of the anticipated administrative expense savings resulting from the arrangements set forth in this Agreement, SAM agrees to pay AGL on a quarterly basis an amount set forth in Schedule B.
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     For purposes of computing the payment to AGL contemplated under this
     Paragraph 2 for each quarterly period, the total of the average daily net assets invested by the Separate Accounts shall be multiplied by the rate shown in Schedule B multiplied by the actual number of days in the period divided by 365.

     The expense payment contemplated by this Paragraph 2 shall be calculated by SAM at the end of each quarter and will be paid to AGL within 30 days thereafter on a pro-rata basis. Payment will be accompanied by a statement showing the calculation of the quarterly amount payable by SAM and such other supporting data as may be reasonably requested by AGL.

3. Nature of Payments. The parties to this letter agreement recognize and agree that payments to AGL relate to Administrative Services only. The amount of administrative expense payments made by SAM to AGL pursuant to Paragraph 2 of this letter agreement shall not be deemed to be conclusive with respect to SAM's actual administrative expenses or savings.

4. Term. This letter agreement shall remain in full force and effect for so long as the assets of the Series are attributable to amounts invested by the Separate Accounts under the Participation Agreement, unless terminated in accordance with Paragraph 5 of this letter agreement.

5. Termination. This letter agreement may be terminated by either party upon 90 days' advance written notice or immediately upon termination of the Participation Agreement or upon the mutual agreement of the parties hereto in writing.

6. Representation. AGL represents and agrees that it will maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Administrative Services, and will otherwise comply with all laws, rules and regulations applicable to the Administrative Services.

7. Subcontractors. AGL may, with the prior written consent of SAM, contract with or establish relationships with other parties for the provision of the Administrative Services or other activities of AGL required by this letter agreement, provided that AGL shall be fully responsible for the acts and omissions of such other parties. SAM agrees that American General Life Companies, an affiliate of AGL, may provide services on behalf of AGL under this letter agreement as provided in this paragraph.

8. Authority. This letter agreement shall in no way limit the authority of the Fund or SAM to take such action as either party may deem appropriate or advisable in connection with all matters relating to the operations of the Fund and/or sale of its shares. AGL understands and agrees that the obligations of SAM under this letter agreement are not binding upon the Fund.
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9.   Indemnification.  This letter agreement will be subject to the indemnification provisions in Section 12 of the Participation Agreement.

10. Miscellaneous. This letter agreement may be amended only upon mutual agreement of the parties hereto in writing. This letter agreement may not be assigned by either party hereto, by operation of law or otherwise, without the prior written consent of the other party. This letter agreement, including Schedule A and Schedule B, constitutes the entire agreement between the parties with respect to the matters dealt with herein, and supersedes any previous agreements and documents with respect to such matters. This letter agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument. Each party agrees to notify the other party promptly if for any reason it is unable to perform fully and promptly any of its obligations under this letter agreement.

11. Notice. Any notices required to be sent hereunder shall be sent in accordance with the Participation Agreement, except that any notice to SAM hereunder shall be sent to:

                    SAFECO Asset Management Company
                    4333 Brooklyn Avenue N.E.
                    Seattle, Washington 98185
                    Attention:  Institutional Division

Please indicate AGL's understanding of, and agreement to, the matters set forth above by signing below and returning a signed copy to us.

Very truly yours,


By:
   --------------------

Name:  Leslie Eggerling - Vice President

Acknowledged and Agreed:

AMERICAN GENERAL LIFE INSURANCE COMPANY

By:
   -------------------------------

Name:
    ------------------------------

Title:
     -----------------------------

Attachment:  Schedule A
             Schedule B
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                                 SCHEDULE A


I.   Fund-related Policyowner services

[ ] Fund proxies services, including facilitating distribution of proxy material to Policyowners, tabulation and reporting.

[ ] Telephonic support for Policyowners with respect to inquiries about the Fund (not including information related to sales).

[ ]  Communications to Policyowners regarding performance of the Series.


II.  Sub-accounting services

[ ] Aggregating purchase and redemption orders of the Separate Accounts for sales of the Series.

[ ]  Assistance in resolution of pricing errors.


III.  Other administrative support

[ ] Providing other administrative support to the Fund as mutually agreed between AGL and SAM.
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                                 SCHEDULE B




Separate Account                  Registration Nos. of Variable                 Administrative Expense Amounts
----------------                  Life Insurance Policy(ies)/                   ------------------------------
                                  Annuity Contracts and Policy
                                  or Contract Name(s)
                                  -----------------------------
American General Life            File Nos. 333-42567                            SAM agrees to pay AGL a
Insurance Company Separate                 811-08561                            quarterly amount that is equal
Account VL-R                     Policy:  Platinum Investor                     on a annual basis to
                                                                                twenty-five basis points
                                                                                (.25%) of the average combined
                                                                                daily net assets of all of
                                                                                shares of the Fund held in the
                                                                                Separate Account of AGL
                                                                                pursuant to the Participation
                                                                                Agreement.


American General Life            File Nos. 33-__________;                       SAM agrees to pay AGL a
Insurance Company Separate                811-2441                              quarterly amount that is equal
 Account D                                                                      on a annual basis to
                                                                                twenty-five basis points
                                                                                (.25%) of the average combined
                                                                                daily net assets of all of
                                                                                shares of the Fund held in the
                                                                                Separate Account of AGL
                                                                                pursuant to the Participation
                                                                                Agreement
